                        AMERICAN TECHNICAL CERAMICS CORP.

       OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES OF
           COMMON STOCK OF AMERICAN TECHNICAL CERAMICS CORP. HAVING AN
                   EXERCISE PRICE PER SHARE OF $19.50 OR MORE

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME,
              ON FEBRUARY 13, 2002, UNLESS THE OFFER IS EXTENDED.

     American Technical Ceramics Corp., which we refer to in this offer to exchange as "we," "us," "the company," or "ATC," is offering to exchange all outstanding stock options to purchase shares of our common stock granted under the American Technical Ceramics Corp. 1997 Stock Option Plan (the "1997 Plan") and the American Technical Ceramics Corp. 2000 Incentive Stock Plan (the "2000 Plan" and, together with the 1997 Plan, the "eligible option plans") that have an exercise price per share of $19.50 or more for new options that we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer").

     The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the first business day that is at least six months and one day after the date we cancel the options accepted for exchange by us (the "replacement grant date"). All tendered options accepted by us through the offer will be canceled as promptly as possible after 12:00 midnight, Eastern Time, on the date the offer ends. The offer is currently scheduled to end on February 13, 2002, or as soon as possible thereafter.

     If you choose to participate, you may only tender options for all of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. For example, if on August 4, 2000 you were granted options to purchase 1,000 shares of common stock at an exercise price of $23.50, and you have not exercised any of these options, you must tender all of them for exchange if you tender any of them. (You would not be able to tender options to purchase 500 of these shares and retain the rest of them.)

     This offer is not conditioned upon a minimum number of options being tendered for exchange. PARTICIPATION IS COMPLETELY VOLUNTARY. This offer is subject to conditions, which we describe in Section 6 of this offer to exchange.

     If you elect to exchange options as described in this offer and if your exchange is accepted, we will grant you new options under an eligible option plan pursuant to a new option agreement. The exercise price of the new options will be equal to the last reported sale price of our common stock on the American Stock Exchange on the replacement grant date. The new options will vest on the same schedule as the options you elect to tender for exchange and, with a possible exception relating to incentive stock option tax treatment, will have other terms and conditions that are substantially similar to the canceled options. The terms of the new options and the eligible option plans are described in Section 8 of this offer to exchange.

     If you are not an employee of ATC or one of our subsidiaries from the date you tender your options through the date we grant the new options, you will not receive any new options for your tendered options.

     If you exchange your current options for new options, we believe that you will not be required under current law to recognize income for U.S. federal tax purposes at either the time you tender such options or upon the grant of replacement options. If you are a resident of a country other than the United States, the laws of the country of which you are a resident may differ from U.S. federal income tax laws. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING TO EXCHANGE OPTIONS PURSUANT TO THIS OFFER.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER ATC NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

     Shares of our common stock are quoted on the American Stock Exchange under the symbol "AMK." On January 11, 2002, the last reported sale price of our common stock on the American Stock Exchange was $10.50 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

     You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the related letter of transmittal to Ms. Kathleen M. Kelly, by e-mail at kkelly@atceramics.com or by telephone at (631) 622-4710.

                                    IMPORTANT

     If you wish to elect to exchange your options, you must complete and sign the accompanying letter of transmittal in accordance with its instructions, and deliver it and any other required documents to us by fax at (631) 622-4610, attention: Ms. Kathleen M. Kelly, or by personal delivery or mail to Ms. Kelly at American Technical Ceramics Corp., 17 Stepar Place, Huntington Station, New York 11747. Delivery by e-mail will not be accepted. To participate, you must deliver a properly completed and duly executed letter of transmittal to us before the offer expires at 5:00 P.M., Eastern Time, on February 13, 2002 (or, if we elect to extend the offer, such later expiration date).

     We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----
SUMMARY TERM SHEET............................................................................................1
INTRODUCTION..................................................................................................9
THE OFFER....................................................................................................11
1.   Number of Options; Expiration Date......................................................................11
2.   Purpose of the Offer....................................................................................11
3.   Procedures for Electing to Exchange Options.............................................................13
4.   Withdrawal Rights.......................................................................................13
5.   Acceptance of Options for Exchange and Issuance of New Options..........................................14
6.   Conditions to the Offer.................................................................................15
7.   Price Range of Common Stock Underlying the Options......................................................18
8.   Source and Amount of Consideration; Terms of New Options................................................18
9.   Information Concerning ATC..............................................................................21
10.  Interests of Directors and Officers; Transactions and Arrangements Concerning the Options...............23
11.  Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.....................23
12.  Legal Matters; Regulatory Approvals.....................................................................24
13.  Material Federal Income Tax Consequences................................................................24
14.  Extension Of Offer; Termination; Amendment..............................................................26
15.  Fees and Expenses.......................................................................................27
16.  Additional Information..................................................................................28
17.  Miscellaneous...........................................................................................29


Schedule A - Information Concerning the Directors and Officers of ATC

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options to purchase shares of ATC common stock granted under the American Technical Ceramics Corp. 1997 Stock Option Plan and the American Technical Ceramics Corp. 2000 Incentive Stock Plan that have an exercise price per share of $19.50 or more for new options that we will grant under an eligible plan. (See Section 1.)

WHY ARE WE MAKING THE OFFER TO EXCHANGE?

     We implemented the offer to exchange because a considerable number of our employees have stock options, whether or not they are currently exercisable, that are "underwater" or "out-of-the-money," by which we mean priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow holders of certain options to choose whether to keep their current stock options at their current exercise price, or to exchange those options for new options for the same number of shares to be granted on the first business day which is at least six months and one day from the date we cancel the options accepted for exchange (the "replacement grant date"). By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that may, over time, have a greater potential to increase in value, create better performance and retention incentives for such employees and, as a result, maximize stockholder value. (See Section 2.)

WHO IS ELIGIBLE?

     Any holder of outstanding options to purchase shares of our common stock granted under the American Technical Ceramics Corp. 1997 Stock Option Plan and the American Technical Ceramics Corp. 2000 Incentive Stock Plan that have an exercise price per share of $19.50 or more is eligible to participate in the exchange.

     To receive a grant of new options, you must be an employee of ATC or one of our subsidiaries from the date you tender options through the date we grant the new options. As discussed elsewhere, we will not grant the new options prior to the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we do not extend the offer, we currently expect that the new options will be granted on August 15, 2002. If you are not an employee of ATC or one of our subsidiaries from the date you tender options for exchange through the date that we grant new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. (See Section 5.)

HOW DOES THE EXCHANGE WORK?

     If you elect to exchange your options, you are required to make a voluntary, irrevocable election to cancel outstanding stock options in exchange for a one-for-one grant of new options to be issued on the replacement grant date. The exercise price of the new options will be equal to the last reported sale price of our common stock on the American Stock Exchange on the replacement grant date. The new options will vest on the same schedule as the options you elect to tender for exchange and, with a possible exception relating to incentive stock option tax treatment, will have other terms and conditions that are substantially similar to the canceled options. The terms of the new options and the eligible option plans are described in Section 8 of this offer to exchange. To participate, you must tender options for all of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to specific grant, you must tender all of the options subject to that grant that remain outstanding. (See Sections 3 and 8.)

WHAT ARE THE CONDITIONS TO THE OFFER?

     This offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the offer, or a change in your employment status with us. These and various other conditions are more fully described in Section 6. The offer is not conditioned upon a minimum number of options being tendered for exchange. (See Section 11.)

IS THIS A REPRICING?

     This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an option holder's current options would be immediately repriced and we would have a variable accounting charge against earnings. (See Section 11.)

WHY CAN'T ATC JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

     In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. "Repricing" existing options would result in variable accounting for all such options, which could require us for financial reporting purposes to record compensation expense each quarter until such repriced options were exercised, canceled or expired. The higher the market value of our shares of common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See Section 11.)

WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

     Because of the large number of options currently outstanding with an exercise price per share of $19.50 or more, a total re-grant of new options would have a dilutive effect on our stockholders and have a negative impact on earnings per share. Additionally, we have a limited pool of options that we are allowed to grant without stockholder approval. Accordingly, our current reserves must be conserved for new hires and ongoing grants. (See Section 2.)

WOULDN'T IT BE EASIER TO JUST QUIT ATC AND THEN GET REHIRED?

     This is not a viable alternative because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancelation date. Again, such a repricing would cause us to incur a variable accounting charge against earnings. In addition, by leaving ATC and then returning, an employee would not receive credit for prior service for vesting purposes. (See Section 11.)

WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

     To participate, you must complete the accompanying letter of transmittal, sign it, and deliver it and any other required documents to us by fax at (631) 622-4610, attention: Ms. Kathleen M. Kelly or by personal delivery or mail to Ms. Kelly at American Technical Ceramics Corp., 17 Stepar Place, Huntington Station, New York 11747. Delivery by e-mail will not be accepted. (See Section 3.)

WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO EXCHANGE?

     The deadline to participate in this program is 5 P.M., Eastern Time on February 13, 2002, unless it is extended by us. This means that we must have your completed and signed letter of transmittal in our hands before that time. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 A.M., Eastern Time, on the next business day following the previously scheduled expiration of the offer period. If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

     We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (See Sections 3 and 14.)

WHAT WILL HAPPEN IF I DO NOT TURN IN MY LETTER OF TRANSMITTAL BY THE DEADLINE?

     If you do not turn in your letter of transmittal by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain in effect with their original exercise price and original terms. (See Section 3.)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw any options tendered for exchange at any time before 5:00 P.M., Eastern Time, on February 13, 2002. If the offer is extended by us beyond that time, you may withdraw any options you tendered for exchange at any time until the expiration of the offer as extended. To withdraw options tendered for exchange, you must deliver to us by fax, personal delivery or mail a written notice of withdrawal with the required information while you still have the right to withdraw the options tendered for exchange. Delivery by e-mail will not be accepted. Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described above. (See
Section 4.)

HOW WILL ATC'S ACCEPTANCE OR REJECTION OF MY TENDERED SHARES BE COMMUNICATED?

     If you tender options for exchange, promptly after the expiration of the offer, we will notify you of the number of shares subject to the options that we have accepted for exchange and the number of shares subject to the options that we have rejected for exchange, if any, the exercise price of the options that we have accepted for exchange, the date of acceptance, the date as of which such options will be canceled, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options. (See
Section 5.)

AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

     We intend to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with this offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day after the date on which we cancel tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of this offer. (See Section 11.)

ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATION IN THIS EXCHANGE?

     We know of no adverse tax consequence that will impact any person in the United States with respect to options tendered to us and re-granted under this program. If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at either the time you tender such options or upon the grant of replacement options. The grant of options is not recognized as taxable income. If you are a resident of a country other than the United States, you may be subject to taxation under the laws of that country. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING TO EXCHANGE OPTIONS PURSUANT TO THIS OFFER. (See Section 13.)

HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

     We understand that this will be a challenging decision for you. The exchange does carry considerable risk, and there are no guarantees of our future stock performance. The decision to participate in the exchange is personal and will depend largely on your assumptions about the future overall economic environment, the performance of the American Stock Exchange, ATC's stock price and our business. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (See Sections 7 and 9.)

WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our board of directors has approved this offer, neither ATC nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from exchanging your options. (See Section 2.)

WHAT IF I LEAVE ATC BETWEEN THE DATE MY OPTIONS ARE CANCELED AND THE DATE THE NEW OPTIONS ARE GRANTED TO ME?

     The letter of transmittal will not be revocable after 5:00 P.M. Eastern Time on February 13, 2002 (or such later date to which the offer is extended, if applicable). Therefore, if you leave ATC or one of our subsidiaries voluntarily, involuntarily, or for any other reason, before your new option is granted, you will not have a right to any stock options that were previously canceled, and you will not have a right to the new options that would have been granted to you on the replacement grant date. IF YOU ARE NOT AN EMPLOYEE OF ATC OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION. (See Section 5.)

WHICH OPTIONS CAN BE CANCELED?

     You may elect to cancel any of your outstanding, unexercised options granted under the American Technical Ceramics Corp. 1997 Stock Option Plan and the American Technical Ceramics Corp. 2000 Incentive Stock Plan which have an exercise price per share of $19.50 or more, provided, that you may only tender options for all of the shares of common stock subject to an individual grant. This means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. (See Section 1.)

CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

     Yes, any remaining outstanding, unexercised options granted under the American Technical Ceramics Corp. 1997 Stock Option Plan and the American Technical Ceramics Corp. 2000 Incentive Stock Plan which have an exercise price per share of $19.50 or more can be canceled. New options will be granted to replace outstanding unexercised options which are canceled on a one-to-one basis. (See Section 1.)

CAN I SELECT WHICH PORTION OF AN OPTION TO CANCEL?

     No, we cannot partially cancel an outstanding option. (See Section 1.)

IF I PARTICIPATE, WHAT WILL HAPPEN TO OPTIONS THAT I TENDER FOR EXCHANGE?

     Options tendered by you and accepted by us for exchange will be canceled on the first business day following the date on which the offer expires. Once canceled you will no longer have any rights under those options. This means that options designated to be exchanged will be canceled on February 14, 2002 unless the offer is extended. (See Section 5.)

WHAT WILL HAPPEN TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. Outstanding options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current terms, including exercise price and vesting. (See Section 3.)

WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

     If your tendered options are accepted pursuant to the terms and conditions of the offer, on the replacement grant date, we will grant you a new option exercisable for a number of shares of our common stock equal to the total number of shares of common stock subject to the options you tender, subject to any intervening stock splits, stock dividends and similar events. Each new option will be granted under an eligible option plan pursuant to a new option agreement. The new options will vest on the same schedule as the options you tender for exchange and, with a possible exception relating to incentive stock option tax treatment, will have other terms and conditions that are substantially similar to the canceled options. The terms of the new options and the eligible option plans are described in Section 8 of this offer to exchange. (See Section 5.)

WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

     The exercise price for the new options will be the last reported sales price of our common stock on the American Stock Exchange on the replacement grant date. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL THE FIRST BUSINESS DAY WHICH IS AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER OR LOWER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (See Sections 5 and 7.)

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     New options will be incentive stock options to the extent they qualify under the Internal Revenue Code Section 422. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess options (those options above the $100,000 limit) do not qualify for incentive stock option treatment. To the extent a new option exceeds the incentive stock options limitation, the remainder of the option will be treated for tax purposes as a non-qualified stock options. Therefore, if your new options have a higher exercise price than some or all of the options you tender for exchange, a portion of the new options may exceed the limits for incentive stock options. Additionally, even if your new options have a lower exercise price than some or all of the options you tender for exchange, since your new options will vest on the same schedule as your canceled options, options with a value in excess of $100,000 may first become exercisable in the first year following the replacement grant date (because we will make exercisable not only the amount of options that otherwise would have become exercisable, but also an amount equal to the options that would have been exercisable in prior years), and, in such case, a portion of your new options may exceed the limits for incentive stock options. (See Sections 8 and 13.)

MY OPTIONS ARE SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NON-QUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE IRS $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF MY OPTIONS BUT NOT THE OTHER?

     No. An option that has been bifurcated into a partial incentive stock option and a partial non-qualified stock option is still considered a single option, and cannot be separated for purposes of this offer. (See Section 1.)

WHAT WILL BE THE VESTING SCHEDULE AND OTHER TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

     With a possible exception relating to incentive stock option tax treatment, the terms of the new options will be substantially similar to the terms and conditions of the options you currently hold. In particular, the new options will vest on the same schedule as the options you tender for exchange. The terms of the new options and the eligible option plans are described in Section 8 of this offer to exchange. (See Section 8.)

WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

     We will grant the new options on the first business day which is six months and one day after the date on which the options are canceled. If we cancel options tendered for exchange on February 14, 2002, the first business day after the scheduled expiration date of the offer, the replacement grant date of the new options will be August 15, 2002. (See Section 5.)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (See Section 11.)

AFTER THE NEW GRANT, WHAT HAPPENS IF I AGAIN END UP WITH "OUT-OF-THE-MONEY" OPTIONS?

     We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is, therefore, considered a one-time offer and is not expected to be offered again in the future. With the exception of options held by our president and chief executive officer, Mr. Victor Insetta, whose options are valid for five years from the date of grant, all currently issued options are valid for ten years from the date of initial grant, subject to continued employment with or retention by us. Accordingly, the price of our common stock may appreciate over the long term even if your options are "underwater" or "out-of-the-money" (i.e., priced higher than current market prices) for some period of time after the grant date of the new options. WE CANNOT ASSURE YOU AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 7.)

WHAT IF ATC ENTERS INTO A MERGER OR OTHER SIMILAR CHANGE OF CONTROL TRANSACTION?

     If we are acquired or otherwise subject to a change of control after your tendered options have been accepted and canceled, but prior to the grant date of the new options, then we will require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving corporation's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares issuable upon the exercise of the new option would be equal to the number of shares that you would have received had there not been a merger, multiplied by the exchange ratio that was used in the merger.

     The replacement options will include the same vesting acceleration provisions, if any, as your canceled options. Therefore, if we are acquired or otherwise subject to a change of control after we grant the new options, such new options would accelerate under the same conditions and to the same extent as your current options.

     If we enter into a merger or other similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any potential price appreciation in the common stock associated with the new options.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact:

            American Technical Ceramics Corp.
            Attention:  Ms. Kathleen M. Kelly
            17 Stepar Place
            Huntington Place, New York  11747
            Telephone:  (631) 622-4710
            Facsimile:  (631) 622-4610
            e-mail: kkelly@atceramics.com

                                  INTRODUCTION

     American Technical Ceramics Corp., which we refer to in this offer to exchange as "we," "us," "the company," or "ATC," is offering to exchange all outstanding stock options to purchase shares of our common stock granted under the American Technical Ceramics Corp. 1997 Stock Option Plan (the "1997 Plan") and the American Technical Ceramics Corp. 2000 Incentive Stock Plan (the "2000 Plan," and together with the 1997 Plan, the "eligible option plans") that have an exercise price per share of $19.50 or more for new options that we will grant under an eligible option plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer").

     The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered for exchange by such option holder and accepted for exchange. We will grant the new options on the first business day that is at least six months and one day after the date we cancel the options accepted for exchange (the "replacement grant date"). All tendered options accepted by us through the offer will be canceled as promptly as possible after 12:00 midnight, Eastern Time, on the date the offer ends. The offer is currently schedule to end on February 13, 2002, or as soon as possible thereafter.

     If you choose to participate, you may only tender options for all of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to specific grant, you must tender all of the options subject to that grant that remain outstanding. For example, if on August 4, 2000 you were granted options to purchase 1,000 shares of common stock at an exercise price of $23.50, and you have not exercised any of these options, you must tender all of them for exchange if you tender any of them. (You would not be able to tender options to purchase 500 of these shares and retain the rest of them.)

     This offer is not conditioned upon a minimum number of options being tendered for exchange. PARTICIPATION IN THIS OFFER IS COMPLETELY VOLUNTARY. This offer is subject to conditions, which we describe in Section 6 of this offer to exchange.

     If you elect to exchange options as described in the offer, and if your offer is accepted, we will grant you new options under an eligible option plan pursuant to a new option agreement. The exercise price of the new options will be equal to the last reported sale price of our common stock on the American Stock Exchange on the replacement grant date. The new options will vest on the same schedule as the options you elect to tender for exchange and, with a possible exception relating to incentive stock option tax treatment, will have other terms and conditions that are substantially similar to the canceled options. The terms of the new options and the eligible option plans are described in Section 8 of this offer to exchange.

     If you are not an employee of ATC or one of its subsidiaries through the date we grant the new options, you will not receive any new options for your tendered options.

     If you exchange your current options for new options, we believe that you will not be required under current law to recognize income for U.S. federal tax purposes at the time of the exchange. If you are a resident of a country other than the United States, the laws of the country of which you are a resident may differ from U.S. federal income tax laws. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING TO EXCHANGE OPTIONS PURSUANT TO THIS OFFER.

     As of January 16, 2002, options to purchase 1,299,000 shares of our common stock were issued and outstanding under the eligible option plans. Of these options, options to purchase 490,000 shares of our common stock had an exercise price per share of $19.50 or more and were otherwise eligible for exchange in the offer. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 5.25% of the total shares of our common stock outstanding (including shares issuable upon exercise of all options outstanding under the eligible option plans). Shares of our common stock are quoted on the American Stock Exchange under the symbol "AMK." On January 11, 2002, the last reported sale price of our common stock on the American Stock Exchange was $10.50 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     All options tendered and accepted for exchange pursuant to this offer will be canceled. Once options have been canceled, you will no longer have any rights under those options.

                                    THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under an eligible option plan all eligible outstanding options under the eligible option plans that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date" (as defined below). Eligible outstanding options are all options that have been granted under the American Technical Ceramics Corp. 1997 Stock Option Plan and the American Technical Ceramics Corp. 2000 Restricted Stock Plan and which have an exercise price per share of $19.50 or more.

     If your options are properly tendered for exchange and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options that you tendered for exchange, subject to adjustments for any intervening stock splits, stock dividends and similar events. All new options will be subject to the terms of an eligible option plan pursuant to a new option agreement. IF YOU ARE NOT AN EMPLOYEE OF ATC OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE YOUR OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR CANCELED OPTIONS, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION.

     You may only tender options for all of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding.

     The term "expiration date" means 5:00 P.M., Eastern Time, on February 13, 2002, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

2.   PURPOSE OF THE OFFER.

     We issued the options outstanding under the eligible option plans for the purpose of attracting and retaining the advice of employees and to provide added incentive to such persons by encouraging ownership of our stock.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is, therefore, considered a one-time offer and is not expected to be offered again in the future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that may over time have a greater potential to increase in value, create better performance incentives for employees and, as a result, maximize stockholder value. IT IS HOPED THAT THIS EXCHANGE PROGRAM WILL AMELIORATE THE CURRENT "OUT-OF-THE-MONEY" OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

     Except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

     (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (e) any other material change in our corporate structure or business;

     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended;

     (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

     (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.   PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

     To validly elect to exchange your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents by fax at (631) 622-4610; attention: Ms. Kathleen M. Kelly, or by personal delivery or mail to Ms. Kelly at American Technical Ceramics Corp., 17 Stepar Place, Huntington Station, New York 11747 before the expiration date. Delivery by e-mail will not be accepted.

     If you do not turn in your letter of transmittal by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain in effect with their original exercise price and original terms.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

     Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.   WITHDRAWAL RIGHTS.

     You may only withdraw your election to exchange your options in accordance with the provisions of this Section 4.

     You may withdraw your election to exchange all options subject to a specific grant at any time before 5:00 P.M., Eastern Time, on February 13, 2002. If the offer is extended by us beyond that time, you may withdraw your election at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 12:00 midnight, Eastern Time, on March 14, 2002, you may withdraw your tendered options at any time thereafter.

     To validly withdraw an election to exchange options, an option holder must deliver to us a written notice of withdrawal while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who has elected to withdraw options, the date these options were granted, the exercise price and the number of option shares subject to each option to be withdrawn. The notice of withdrawal must be executed by the option holder who initially elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options.

     Notices of withdrawal should be sent to us by fax at (631) 622-4610; attention Ms. Kathleen M. Kelly, or by personal delivery or mail to Ms. Kelly at American Technical Ceramics Corp., 17 Stepar Place, Huntington Station, New York 11747.

     You may not rescind any withdrawal, and any options you withdraw will thereafter not be deemed properly tendered for exchange for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

     Neither ATC nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered for exchange and not validly withdrawn before the expiration date. If your options are properly tendered for exchange and accepted for exchange on February 13, 2002, the first business day following the scheduled expiration date of the offer, you will be granted new options on the replacement grant date, which will be August 15, 2002. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on the first business day which is at least six months and one day after the extended date.

     Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options you elect to exchange, subject to adjustments for any intervening stock splits, stock dividends and similar events.

     IF YOU ARE NOT AN EMPLOYEE OF ATC OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR THE OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION. Therefore, if you leave ATC or one of its subsidiaries voluntarily, involuntarily or for any other reason, before your new option is granted, you will not have a right to any stock options that were previously canceled, and you will not have a right to the new options that would have been granted to you on the replacement grant date.

     We intend to continue to review the option grants of our employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with this offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the cancelation of the tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer.

     If we are acquired or otherwise subject to a change of control after your tendered options have been accepted and canceled, but prior to the grant date of the new options, then we will require the surviving corporation to inherit our obligation to grant replacement options. The replacement options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving corporation's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares of stock of the surviving corporation issuable upon the exercise of the new option would be equal to the number of shares of our stock that you would have received had there not been a merger, multiplied by the exchange ratio that was used in the merger.

     For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered for exchange and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Options that you choose not to tender for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

6.   CONDITIONS TO THE OFFER.

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancelation of any options tendered for exchange, in each case, subject to certain limitations, if at any time on or after January 16, 2002 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancelation of options tendered for exchange:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acceptance of some or all of the options tendered for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of ATC or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

         (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

         (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options tendered for exchange;

         (iii) materially impair the contemplated benefits of the offer to us;
     or

         (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of ATC or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     (c) there shall have occurred:

         (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

         (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

         (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

         (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

         (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of ATC or our subsidiaries or on the trading in our common stock;

         (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), income, operations or prospects of ATC or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

         (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation, acceleration or worsening thereof; or

         (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on January 16, 2002;

     (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

     (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

         (i) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
     Schedule 13D or Schedule 13G with the SEC on or before January 16, 2002;

         (ii) any such person, entity or group that has filed a Schedule 13D or
     Schedule 13G with the SEC on or before January 16, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

         (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities or any of the assets or securities of any of our subsidiaries; or

     (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of ATC or our subsidiaries that, in our reasonable judgment, is or may be material to ATC or our subsidiaries.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     Our common stock is quoted on the American Stock Exchange under the symbol "AMK." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the American Stock Exchange. The information contained below has been adjusted to give effect to a two-for-one stock split, effected in the form of a stock dividend distributed on May 15, 2000 to holders of record on April 24, 2000.

                                                             High          Low
                                                             ----          ---
     Fiscal Year 2002
          First Quarter ended September 30, 2001            10.85          7.50
          Second Quarter ended December 31, 2001            10.85          8.00
          Third Quarter (from January 1, 2002 through       11.50         10.00
          January 11, 2002)

     Fiscal Year 2001
          First Quarter ended September 30, 2000            35.875        11.50
          Second Quarter ended December 31, 2000            18.60          8.40
          Third Quarter ended March 31, 2001                18.50          8.70
          Fourth Quarter ended June 30, 2001                13.40          6.65

     Fiscal Year 2000
          Third Quarter ended March 31, 2000                45.00         13.00
          Fourth Quarter ended June 30, 2000                75.50         26.00


WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         We will issue new options to purchase common stock under an eligible option plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder.

     Except for the exercise price and a possible exception relating to incentive stock option tax treatment, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. This includes the vesting schedule and vesting commencement date, which will both remain unchanged. The vesting acceleration provisions that apply in the event of a change in control will also remain unchanged.

     The grant of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of options or restricted stock, other stock rights or any right of continued employment.

     The terms and conditions of your current options are set forth in the eligible option plan or plans under which they were initially granted and the stock option agreements you entered into in connection with such grants. The new options will be issued under the 1997 Plan and/or the 2000 Plan.

     Summary of the Eligible Option Plans.
     -------------------------------------

     The eligible option plans are administered by our Board of Directors, except to the extent the Board delegates its authority to a committee of the Board (in either case, the "plan administrator"). As such, the plan administrator has the authority, in its discretion, to determine all matters relating to the options to be granted under the eligible option plans, including selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price and all other terms and conditions of the options, including the designation of such options as incentive stock options or non-qualified stock options.

     The 1997 Plan provides for the grant of options to purchase up to 800,000 shares of common stock and the 2000 Plan provides for the grant of restricted stock awards or options to purchase up to 1,200,000 shares of common stock (subject, in each case, to adjustment for stock splits, combinations and the like). If any option granted under an eligible option plan shall expire, be surrendered, exchanged for another option, canceled or terminated for any reason without having become vested or exercised in full, the shares subject thereto shall thereupon again be available for purposes of the applicable eligible option plan.

     Options granted under the eligible option plans may be either "incentive stock options" or "non-qualified stock options." An incentive stock option may be granted only to an individual who, at the time the option is granted, is an employee of ATC or any parent or subsidiary of ATC. A non-qualified stock option may be granted to any employee, officer, director, agent or independent contractor of, or consultant to, ATC or any parent or subsidiary of ATC.

     The exercise price of an incentive stock option may not be less than the fair market value per share of the common stock on the date of grant (110% of the fair market value of the common stock on such date in the case of incentive stock options granted to employees who own more than 10% of the total combined voting power of ATC on the date of grant (any such person, a "10% Stockholder")), and not less than the par value per share of our common stock with respect to non-qualified stock options.

     The term of each stock option granted under an eligible option plan shall be as established by the plan administrator, but shall not be more than 10 years from the date of grant (five years in the case of an incentive stock option granted to a 10% Stockholder). The plan administrator may establish a vesting schedule with respect to any option granted under either eligible option plan setting forth the time or times at which portions of such option shall become exercisable.

     Payment of the option exercise price shall be made in full at the time notice of exercise of the option is delivered to ATC and shall be in cash, bank certified or cashier's check or personal check. The plan administrator can determine at the time the option is granted for incentive stock options, or at any time before exercise for nonqualified stock options, that additional forms of payment will be permitted, including delivery of shares of stock of ATC held by an optionee having a fair market value equal to the exercise price, or withholding from the shares that would otherwise be issued upon exercise of an option that number of shares having a fair market value equal to the option exercise price.

     Options granted under the eligible option plans may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than (i) by will or by the applicable laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, or (iii) as otherwise determined by the plan administrator and set forth in the applicable option agreement. No option shall be exercisable after termination of the recipient's relationship with ATC or any parent or subsidiary of ATC unless such termination occurs by reason of retirement with our consent or death. In the event of the retirement of a recipient of options with our consent, the options or unexercised portions thereof which were otherwise exercisable on the date of retirement shall expire unless exercised within a period of three months after the date of retirement. In the event of the death of a recipient of options while an employee, officer, director, agent, consultant or independent contractor of ATC or any parent or subsidiary of ATC or in the event of the death of the recipient within the three month period following termination of such person's employment or other association with ATC by reason of retirement with our consent, the options which were otherwise exercisable on the date of such termination shall be exercisable by his or her personal representatives, heirs or legatees at any time prior to the expiration of one year from the date of his or her death. In no event, however, shall an option be exercisable after ten years from the date it is granted (five years in the case of an incentive stock option granted to a 10% Stockholder). The plan administrator may, if it determines that to do so would be in ATC's best interests, provide in a specific case or cases for the exercise of options which would otherwise terminate upon termination of a recipient's relationship with ATC for any reason, upon such terms and conditions as the plan administrator determines to be appropriate.

     In the event of a stock split, consolidation of shares or any like capital adjustment or the payment of any stock dividend, the number and class of shares subject to a stock option and the exercise price per share for each option (but not the total price) will be appropriately adjusted upward or downward for any increase or decrease in the number of issued shares of our common stock.

     In the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of ATC whereby our stockholders receive cash or property (other than capital stock) in exchange for their shares of our common stock, any option shall terminate upon the consummation of such event, but the option holder will have the right immediately prior to any such event to exercise his or her option in whole or in part regardless of whether the vesting requirements set forth in such option have been satisfied.

     Alternatively, the plan administrator may determine that, in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation whereby our stockholders receive cash or property (other than capital stock) in exchange for their shares of our common stock, an option outstanding under the plan shall terminate and the holder thereof shall receive an amount equal to the fair market value of the shares subject to such option, less the option price payable therefore, such amount to be payable in cash, in one or more kinds of property, or any combination thereof.

     In the event of a merger, consolidation, acquisition of property or stock, separation or reorganization whereby our stockholders receive capital stock of another corporation in exchange for their shares of our common stock, all options granted under an eligible option plan shall be converted into options to purchase such other corporation's stock unless we, together with such other corporation, determine to terminate such options in accordance with the provisions described in the preceding paragraph. The amount of shares and the exercise price of options converted into options to acquire shares of the other corporation's stock shall be determined based upon the number of shares of such other corporation's stock the holders of our common stock receive pursuant to any such merger, consolidation, acquisition of property or stock, separation or reorganization.

     You should refer to Section 13 for a discussion of the U.S. Federal income tax consequences of exchanging your existing options for new options under this offer to exchange. If you are a resident of a country other than the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. Federal income tax purposes. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK.

     THE STATEMENTS IN THIS OFFER CONCERNING THE ELIGIBLE OPTION PLANS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE ELIGIBLE OPTION PLANS AND THE STOCK OPTION AGREEMENTS UNDER SUCH ELIGIBLE OPTION PLAN EVIDENCING A PARTICULAR OPTION. PLEASE CONTACT US AT AMERICAN TECHNICAL CERAMICS CORP., 17 STEPAR PLACE, HUNTINGTON STATION, NEW YORK, NEW YORK 11747 TO RECEIVE COPIES OF THE ELIGIBLE OPTION PLANS. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

9.   INFORMATION CONCERNING ATC.

     ATC was incorporated in New York in 1966 as Phase Industries, Inc., and changed its name to American Technical Ceramics Corp. in June 1984.

     We design, develop, manufacture and market Radio Frequency/Microwave/Millimeter/ Wave ceramic capacitors, thin film products, and other passive components. Our products are focused primarily in the high reliability market for ultra-high frequency, or UHF, and microwave applications, including wireless electronics, fiber optics, medical electronics, semiconductor equipment and satellite equipment. Capacitors function within electronic circuits by storing and discharging precise amounts of electrical power. We believe that we are a leading manufacturer of multilayer capacitors, or MLCs, for UHF and microwave applications. Thin film products are ceramic substrates on which circuit patterns are printed by means of thin film processes, and are used by customers as building blocks in electronic circuits.

     Our MLCs are generally designed for critical performance applications, and are characterized by a high degree of reliability (hi-rel), low power dissipation and ruggedness. Our products are used in commercial and military applications, including wireless cellular and Personal Communications Systems, medical imaging (i.e., magnetic resonance imaging), radio frequency power sources for semiconductor manufacturing, satellite communications, numerous aerospace systems, including radar and electronic warfare, and certain high-speed digital processing equipment.

     We have historically pursued the high-performance MLC market in which our products are typically applied in the manufacture of high-value capital equipment and which has commanded high unit selling prices. In recent years, we have mechanized our manufacturing processes to enable us to produce certain of our existing MLCs for the growing medium-priced niche market driven by telecommunications applications. We are also developing new capacitor products targeted towards the high volume markets.

     In addition, we offer specialized capacitors designed to perform at frequencies higher than the useful range of typical microwave MLCs. Manufactured and sold in both hi-rel and commercial versions, these products are used in wideband wireless data communications, satellite communications, military systems and other microwave and millimeter-wave applications.

     We have diversified our product line in recent years through the development of custom product capability based on thin film technologies. These additional products enable us to offer custom metalization and patterned substrates for a broad range of hybrid circuit requirements. Typical applications include, among others, microwave attenuators, filters, resistors, amplifiers and capacitators.

     Recently we introduced a line of high power, passive resistive products. These products, including standard resistors, terminations, attenuators and other customized products, are used in many of the same types of equipment as are capacitor products. Other applications for these products, including radio frequency and microwave products, reflect an expansion of our customer base. The markets for these products include the wireless and telecommunications markets, including base station and satellite communications, and a broad range of medical, military and other commercial applications.

     Before deciding whether to tender your options pursuant to the offer, we strongly encourage you to review the financial information included under Item 6
- "Selected Financial Data" and Item 14 - "Exhibits, Financial Statement Schedules and Reports on Form 8-K" in our Annual Report on Form 10-K for our fiscal year ended June 30, 2001 and under Item 1 - "Financial Information" in our Quarterly Report on Form 10-Q for our quarter ended September 30, 2001. See
Section 16 "Additional Information" for instructions on how you can obtain copies of our filings with the SEC, including our filings that contain our financial statements.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our directors and executive officers is attached to this offer to exchange as Schedule A. Please see our definitive proxy statement for our 2001 annual meeting of stockholders filed with the SEC on October 10, 2001 for information regarding the amount of our securities beneficial owned by our directors and executive officers as of June 30, 2001.

     On November 1, 2001, O. Julian Garrard, one of our directors, sold 1,000 shares of our common stock for $10.444 per share.

     On November 9, 2001, David Ott, our Senior Vice President - New York Operations, exercised options to purchase an aggregate of 5,500 shares of our common stock. Such shares were purchased through cashless exercises at prices per share ranging from $4.3125 and $6.4375 and were immediately sold at prices per share ranging from $9.01 and $9.75. Also in November 2001, Mr. Ott sold 2,000 shares of our common stock at prices per share ranging from $9.81 to $10.04.

     On November 19, 2001, Thomas Volpe, one of our directors, sold 500 shares of our common stock for $10.05 per share.

     Rich Monsorno, our Senior Vice President - Technology, sold an aggregate of 15,200 shares of our common stock during the months of November and December of 2001 at per share prices ranging from $9.99 to $10.73.

     Except as otherwise described above, and other than ordinary course purchases and grants under the eligible option plans, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by ATC, or to our knowledge, by any executive officer, director, affiliate or subsidiary of ATC.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under eligible option plans and for issuance upon the exercise of such new options. Once your options are canceled, you will no longer have any rights under those options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the American Stock Exchange or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

     We believe that ATC will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

         (i) we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

         (ii) the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

     If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares tendered for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options tendered for exchange and to issue new options in exchange for such options is subject to conditions, including the conditions described in Section 6.

13.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Special tax considerations may apply to you if you reside in a country other than the United States. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE COUNTRY, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

     The option holders who tender outstanding options and are granted new options will not be required to recognize income for federal income tax purposes at either the time the options are tendered or upon the grant of the replacement options. We believe that the exchange will be treated as a non-taxable exchange.

     Options granted under an eligible option plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or non-qualified stock options that are not intended to meet these requirements. New options (including those issued in exchange for options that did not qualify for incentive stock option treatment because of the $100,000 limitation described below) will be incentive stock options to the extent they qualify under the Internal Revenue Code Section 422. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value does not qualify for incentive stock option treatment. To the extent a new option exceeds the incentive stock options limitation, the remainder of the option will be treated for tax purposes as a non-qualified stock option. Therefore, if your new options have a higher exercise price than some or all of the options you tender for exchange, a portion of the new options may exceed the limits for incentive stock options. Additionally, even if your new options have a lower exercise price than some or all of the options you tender for exchange, since your new options will vest on the same schedule as your canceled options, options with a value in excess of $100,000 may first become exercisable in the first year following the replacement grant date, and, in such case, a portion of your new options may exceed the limits for incentive stock options. The federal income tax treatment for the two types of options differs as follows:

     With respect to incentive stock options, the optionee recognizes no taxable income at the time of the option grant, and he or she generally recognizes no taxable income at the time the option is exercised. Unless an optionee makes a "disqualifying disposition" (defined below) of the shares acquired through exercise of an incentive stock option, any gain or loss that is realized on a disposition of such shares will be treated as long-term capital gain or loss. A disqualifying disposition occurs if the optionee makes a disposition of the shares acquired through exercise of an incentive stock option (i) within two years after the date of grant of such option, and (ii) within one year from the date of the transfer of the shares underlying the option to the optionee. Upon the exercise of an incentive stock option, the excess, if any, of the fair market value of the shares of our common stock on the date of exercise over the option exercise price will be an item of adjustment for purposes of computing the alternative minimum tax.

     If the optionee makes a disqualifying disposition, the optionee will recognize: (i) ordinary income in the year of disposition in an amount equal to the lesser of (A) the excess, if any, of the fair market value of the shares on the date of exercise over the option price thereof, or (B) the excess, if any, of the selling price over the optionee's adjusted basis of such shares (provided that the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by such individual), and (ii) capital gain equal to the excess, if any, of the amount realized upon the disposition of the shares over the fair market value of such shares on the date of exercise.

     No taxable income is recognized by an optionee upon the grant of a non-qualified stock option. The optionee will, however, be required to recognize ordinary income in the year of exercise of a non-qualified stock option in an amount equal to the difference between the fair market value on the exercise date of the shares purchased pursuant to the option and the option exercise price. Upon a sale of the shares purchased pursuant to the option, the optionee will recognize capital gain to the extent the sales price is greater than the sum of the exercise price for the options and the income recognized upon the exercise of the options (the "tax basis") or capital loss to the extent the tax basis of the shares is greater than the sales proceeds.

     In general, if the exercise price of an option is paid by surrender of previously owned common stock, the basis of the previously owned common stock is carried over to the common stock received upon exercise of the option. If the option is a non-qualified stock option, the ordinary income recognized on exercise is added to the basis. If the option is an incentive stock option and the common stock surrendered was acquired through the exercise of an incentive stock option and not held for the applicable holding period, the optionee will recognize ordinary income and capital gain equal to the amounts computed for disqualifying dispositions above. This ordinary income and capital gain, if any, will be added to the basis of the common stock received upon exercise of the option. If the surrendered stock was acquired through the exercise of an incentive stock option and was held for the applicable holding period, there is no income recognized upon exercise and the basis of the surrendered stock is carried over to the common stock issued upon exercise of the option.

     If the exercise price of an incentive stock option or a non-qualified stock option is paid by withholding from the shares that would otherwise be issued upon exercise that number of shares having a fair market value equal to the option exercise price, the optionee will recognize ordinary income on exercise equal to the fair market value on the exercise date of the shares received and such income shall be the basis of the common stock received.

     ATC will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee is considered to be in receipt of ordinary income in connection with the exercise of a non-qualified stock option or, in the case of an incentive stock option, a disqualifying disposition of shares received upon exercise thereof. If the holding period requirements outlined above are met, no deduction will be available to us in connection with an incentive stock option.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof. If the offer is extended, then the grant date of the new options will also be extended.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancelation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. In any case, we will pay the consideration offered or return the options tendered for exchange promptly after termination or withdrawal of the offer to exchange.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

         (i) if we increase or decrease the amount of consideration offered for the options (i.e., the number of options for which tendered options may be exchanged);

         (ii) if we decrease the number of options eligible to be exchanged in the offer; or

         (iii) if we increase the number of options eligible to be exchanged in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to the offer.

16.  ADDITIONAL INFORMATION.

     We recommend that, in addition to this offer to exchange and the letter of transmittal, you review the following materials which we have filed with the SEC before making a decision on whether to elect to exchange your options:

     (1) Our Annual Report on Form 10-K for the year ended June 30, 2001, filed on September 27, 2001;

     (2) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 9, 2001;

     (3) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC (which is, in turn, incorporated by reference to the description contained in the our Registration Statement on Form S-18;

     (4) Our definitive proxy statement for our 2001 annual meeting of stockholders, filed October 10, 2001;

     (5) Our registration statement on Form S-8 (registering shares to be issued under the 1997 Plan) filed on April 24, 1998; and

     (6) Our registration statement on Form S-8 (registering shares to be issued under the 2000 Plan) filed on January 11, 2002.

     The SEC file number for these filings is 001-09125. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

          Securities and Exchange Commission
          Public Reference Room
          450 Fifth Street, N.W., Room 1024
          Washington, D.C.  20549

     You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the American Stock Exchange under the symbol "AMK," and our SEC filings can be obtained at the following American Stock Exchange address:

          American Stock Exchange
          86 Trinity Place
          New York, New York 10006

     We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

          American Technical Ceramics Corp.
          17 Stepar Place
          Huntington Station, NY  11747
          Attention:  Ms. Kathleen M. Kelly

or by telephoning us at (631) 622-4710 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

     The information contained in this offer to exchange about ATC should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS.

     This offer to exchange and our SEC filings referred to above include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The documents filed by us with the SEC, including our annual report on Form 10-K for our fiscal year ended June 30, 2001, discuss some of the factors that could cause our actual results to differ from those contained or implied in the forward-looking statements. Such factors include, among other things, market demand for our products, competitive factors, availability of our raw materials, our ability to manage growth, our ability to recruit and retain qualified personnel and other factors referenced in our filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU

MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

American Technical Ceramics Corp.
January 16, 2002

                                   SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                        AMERICAN TECHNICAL CERAMICS CORP.

     The directors and executive officers of American Technical Ceramics Corp. and their positions and offices as of January 16, 2002, are set forth in the following table:

     NAME                        POSITIONS AND OFFICES HELD
     ----                        --------------------------

     Victor Insetta              President, Chief Executive Officer and Director

     O. Julian Garrard III       Director

     Chester E. Spence           Director

     Stuart P. Litt              Director

     Thomas J. Volpe             Director

     Dov S. Bacharach            Director

     Richard Monsorno            Senior Vice President - Technology

     Judah Wolf                  Senior Vice President - Thin Film Products

     David Ott                   Senior Vice President - New York Operations

     Kathleen M. Kelly           Vice President - Administration and Secretary

     Andrew Perz                 Vice President - Controller

     Steven Beyel                Vice President - Sales

     Harrison Tarver             Vice President - Quality


The address of each director and executive officer is: c/o American Technical Ceramics Corp., 17 Stepar Place, Huntington Station, New York 11747.


                                       1